Exhibit 5.1

            Robert C. Shrosbree

            Executive Director Legal, Corporate & Securities

            General Motors Company

            Legal Staff

            300 GM Renaissance Center

            Mail Code- 482-C23-D24

            Detroit, Michigan, 48265-3000

            Tel: 313-665-8452

            Fax: 313-665-4979

            robert.shrosbree@gm.com

OPINION AND CONSENT OF ROBERT C. SHROSBREE, ESQ.

April 26, 2013

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

Re:	Registration of Securities on Form S-3

Ladies and Gentlemen:

In my capacity as Executive Director Legal, Corporate & Securities of General Motors Company, a Delaware corporation (the “Company”), I am furnishing this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (such registration statement, as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the sale from time to time by securityholders of the Company to be named in a prospectus supplement of (i) shares of common stock (“Shares”), par value $0.01 per share, of the Company (“Common Stock”) and (ii) warrants (“Warrants”) to purchase shares of Common Stock.

In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; (c) the Registration Statement and exhibits thereto; and (d) the three separate Amended and Restated Warrant Agreements, each dated as of October 16, 2009, between the Company and U.S. Bank, National Association, as warrant agent (each, an “Existing Warrant Agreement” and, collectively, the “Existing Warrant Agreements”).

General Motors Company

April 26, 2013

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, I have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, I am of the opinion that:

(1)	With respect to the Shares that are outstanding as of the date hereof, such Shares have been validly issued and are fully paid and non-assessable;

(2)	With respect to the Warrants that are issued under an Existing Warrant Agreement and outstanding as of the date hereof (the “Existing Warrants”), such Existing Warrants constitute legal, valid and binding obligations of the Company;

(3)	With respect to the Shares issuable upon the exercise of the Existing Warrants (the “Existing Warrant Shares”), when the Existing Warrant Shares have been issued, delivered and paid for upon exercise of the respective Existing Warrant in accordance with the terms of the respective Existing Warrant and the respective Existing Warrant Agreement, the Existing Warrant Shares will be validly issued, fully paid and non-assessable;

(4)	With respect to any Shares that are not outstanding as of the date hereof (other than Existing Warrant Shares and Future Warrant Shares (as defined below)), when (a) the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such Shares by the Company and (b) such Shares are issued and delivered in accordance with the applicable purchase or other agreement against payment of the agreed-upon consideration therefor (in excess of the par value thereof) as approved by the Company’s board of directors, such Shares will be validly issued, fully paid and non-assessable.

(5)	With respect to any Warrants that are not outstanding as of the date hereof (the “Future Warrants”), when (a) a warrant agreement with respect to such Future Warrants has been duly authorized, executed and delivered by the Company and a warrant agent (a “Future Warrant Agreement”), (b) the specific terms of the Future Warrants have been duly authorized and established in accordance with the Future Warrant Agreement and (c) such Future Warrants have been duly authorized, executed, issued and delivered in accordance with the Future Warrant Agreement and the applicable purchase or other agreement against payment of the agreed-upon consideration therefor as approved by the Company’s board of directors, such Future Warrants will constitute legal, valid and binding obligations of the Company; and

General Motors Company

April 26, 2013

(6)	With respect to any Shares issuable upon the exercise of any Future Warrants (the “Future Warrant Shares”), when (a) a Future Warrant Agreement with respect to such Future Warrants has been duly authorized, executed and delivered by the Company and a warrant agent, (b) the necessary corporate action on the part of the Company has been taken to authorize the issuance of such Future Warrant Shares by the Company upon exercise of such Future Warrants and (c) such Future Warrant Shares have been issued and delivered in accordance with such Future Warrants and Future Warrant Agreement against payment of the agreed-upon consideration therefor (in excess of the par value thereof) as approved by the Company’s board of directors, such Future Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

My advice on every legal issue in this letter is based exclusively on (i) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and (ii) with respect to the Existing Warrants and any Future Warrants only, the laws of the State of New York. My advice represents my opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. I have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of any Shares or Warrants nor do I express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

General Motors Company

April 26, 2013

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name in the Registration Statement under the heading “Legal Matters.” In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                     Very truly yours,

/S/ ROBERT C. SHROSBREE
Robert C. Shrosbree Executive Director Legal, Corporate & Securities